This is a digital representation of a Lonquist & Co. report.
(Texas Firm Registration No. F-8952)

Each file contained herein is intended to be a manifestation of data in the report. These files are subject to the definitions, qualifications, conclusions, and other conditions of the report. The signed, sealed, and bound copy of this report should be considered the only authoritative source of such information.

**DAYBREAK OIL AND GAS INC**

**Southern San Joaquin Basin, East Slopes Project**
**Kern County, California**

**Estimated Future Reserves and Revenues**
**As of March 1, 2013**

**SEC Guideline Case**

LONQUIST & CO. LLC

PETROLEUM ENGINEERS | ENERGY ADVISORS

TABLE OF CONTENTS

Letter of Transmittal

Areas of Interest Map

SEC Definitions of Oil and Gas Reserves

Reserve and Revenue Projections

- Summary by Reserve Classification
- One-Line Property Listing
  - Ranked by Class, State and County
  - Ranked by Discounted Value
- Detailed Projections and Production Plots
  - Proved Developed Producing
  - Proved Undeveloped

April 11, 2013

Mr. James F. Westmoreland
President & CEO
Daybreak Oil and Gas, Inc.
601 West Main Ave., Suite 1012
Spokane, WA 99201

Re: Daybreak Oil and Gas, Inc.
1P Reserve Report
As of March 1, 2013
SEC Guideline Case

Dear Mr. Westmoreland:

Pursuant to your request, Lonquist & Co. LLC, ("L&Co") has estimated the future oil and gas Reserves and projected the associated future revenues for certain properties owned by Daybreak Oil and Gas, Inc. ("Daybreak"). The properties evaluated herein are located in Kern County, California. At the request of Daybreak we have evaluated Proved Developed Producing ("PDP") and Proved Undeveloped ("PUD").

Effective March 1, 2013, our conclusions are as follows:

| | Net to Daybreak Oil and Gas, Inc. | | | | | | |
|---|---|---|---|---|---|---|---|
| | Proved Developed | | Proved | Total | Total | Total | Grand |
| SEC Guideline Case | Producing | Non-Producing[a] | Undeveloped | Proved[b] | Probable[b] | Possible[b] | Total[b] |
| Estimated Future Net Oil/Condensate, bbl | 72,320 | 0 | 206,980 | 279,310 | 0 | 0 | 279,310 |
| Estimated Future Net Gas, MMcf | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Total Future Gross Revenue, $ | 7,293,760 | 0 | 20,873,700 | 28,167,460 | 0 | 0 | 28,167,460 |
| Estimated Future Production Taxes, $ | 93,490 | 0 | 267,560 | 361,040 | 0 | 0 | 361,040 |
| Estimated Future Operating Expenses, $ | 1,648,790 | 0 | 3,277,960 | 4,926,750 | 0 | 0 | 4,926,750 |
| Estimated Future Capital Costs, $ | 0 | 0 | 1,044,380 | 1,044,380 | 0 | 0 | 1,044,380 |
| Estimated Future Net Revenue ("FNR"), $ | 5,551,480 | 0 | 16,283,810 | 21,835,300 | 0 | 0 | 21,835,300 |
| Discounted FNR at 10%, $ | 3,195,210 | 0 | 10,089,930 | 13,285,140 | 0 | 0 | 13,285,140 |
| Discounted FNR at 15%, $ | 2,623,090 | 0 | 8,298,230 | 10,921,320 | 0 | 0 | 10,921,320 |
| Estimated Net Revenues by Year, $ | | | | | | | |
| 2013 | 582,500 | 0 | 551,260 | 1,133,760 | 0 | 0 | 1,133,760 |
| 2014 | 596,270 | 0 | 2,375,430 | 2,971,690 | 0 | 0 | 2,971,690 |
| 2015 | 514,210 | 0 | 2,346,690 | 2,860,900 | 0 | 0 | 2,860,900 |
| Subtotal | 1,692,980 | 0 | 5,273,380 | 6,966,350 | 0 | 0 | 6,966,350 |
| Thereafter | 3,858,500 | 0 | 11,010,430 | 14,868,950 | 0 | 0 | 14,868,950 |
| Total | 5,551,480 | 0 | 16,283,810 | 21,835,300 | 0 | 0 | 21,835,300 |
| Estimated Average Net Production Rate - 2013 | | | | | | | |
| Oil/Condensate, bbl/D | 22 | 0 | 43 | 65 | 0 | 0 | 65 |
| Gas, Mcf/D | 0 | 0 | 0 | 0 | 0 | 0 | 0 |

[a]Column includes the Proved Developed Non-Producing, behind pipe, and shut-in cash flows and volumes.

[b]Totals might not match due to computer rounding.

**Purpose of Report and Standards of Practice**

This report was prepared to provide the management of Daybreak Oil and Gas, Inc. with a projection of estimated remaining hydrocarbon Reserves and projected future net revenues, effective March 1, 2013. These estimates have not been adjusted for risk.

This report has been prepared in accordance with our understanding of the Securities and Exchange Commission, S-X Reg. §210.4-10a, dated December 30, 2008 (*Modernization of Oil and Gas Reporting; Final Rule*; January 14, 2009); we have evaluated the 1P Reserves. The applicable SEC oil and gas Reserve definitions are attached hereto.

Liquid hydrocarbon volumes are expressed in standard 42-gallon barrels. All natural gas volumes are sales gas expressed at the official pressure and temperature bases of the areas in which the gas Reserves are located.

All currencies in this report are expressed in U.S. dollars.

**Reserve Estimates**

Well-by-well production data in this report were updated through February 28, 2013. Extrapolation of historical production data was utilized for those producing properties where sufficient data were available to suggest decline trends. Reserves assigned to the remaining producing properties and the volumes associated with non-producing assets were determined by analogy to offset wells producing from similar formations or by volumetric analyses. Hydrocarbon volumes assigned by analogy and volumetric analyses are subject to greater revision than those projected using established performance trends.

As of March 1, 2013, the 1P net remaining Reserves were estimated to be 279,310 barrels of oil. The net present value, discounted at 10%, of the total Proved Reserves was $13,285,140. Of the total net revenue, 24% was derived from the PDP Reserves. The Reserve life index ("R/P") of the PDP Reserves was estimated to be 9 years.

**Product Prices**

The base oil price of $94.25 per barrel utilized herein is the average closing West Texas Intermediate ("WTI") oil price of the first trading day of each month for the prior twelve months as of February 28, 2013, as reported by the Energy Information Administration. As stipulated by SEC regulations, no price escalations were included in this report. Product price differentials were calculated by comparing the realized prices, as calculated from revenue statements, to the average NYMEX futures price for the same calendar month. This average differential is expressed as a percentage multiplier on price in the economic model.

**Operating Expenses**

Direct operating expense data, input as dollars per month in the economic models, were supplied by Daybreak. These direct operating costs were based on actual expenses from March 2012 through February 2013, and were adjusted for non-recurring costs, where applicable.

Severance and ad valorem taxes were deducted as a percentage of gross revenues or as a charge per unit of production. The individual well projections of oil and gas cease when the operating expenses exceed the gross revenues.

Operating expenses were not escalated in this report.

**Capital Expenses**

Estimated capital costs were input as approximate costs for the operations that would be performed on wells in the PUD Reserve category. A more accurate cost estimate for these individual investments will be generated at the time they are carried out. These operations were modeled to start at a specific point in the future. Any deviation from these dates will result in a change in the projected future net revenues for those properties evaluated herein.

Capital expenditures were not escalated in this report.

**Values Not Considered**

In all cases we have attempted to account for all deductions from gross revenues except for the following:

- Federal Income Tax
- Depreciation, depletion, and/or amortization, if any
- Costs in excess of revenues from uneconomic leases
- Plugging and abandonment costs in excess of salvage value
- Environmental restoration costs, if any
- Product price hedges, if any

No value has been assigned to non-producing acreage or to acreage held by production.

**Report Qualifications**

The future net revenues were based on projections of recoverable hydrocarbons, rates of production, timing of recompletions and drilling, proration by state and federal agencies, direct taxes, and product prices. All estimated future net revenues presented in this report are after the deduction of royalties, production costs, and development costs. This evaluation does not include indirect costs such as administrative, overhead, and other miscellaneous expenses. Any unusual combination of the many factors, including weather, political risk or acts of terrorism could result in future receipts being considerably less or more than those estimated herein

**THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES PRESENTED HEREIN ARE NOT REPRESENTED TO BE MARKET VALUES EITHER FOR THE INDIVIDUAL PROPERTIES OR ON A TOTAL PROPERTY BASIS.**

**THE RESERVES AND REVENUE PROJECTIONS PRESENTED HEREIN ARE ONLY VALID AS OF THE EFFECTIVE DATE OF THE REPORT.**

**Data Sources**

Data including basic well information, geological interpretations, realized product prices, operating costs, initial test rates, and ownership interests were supplied by Daybreak. LCO has accepted these data as correct.

Historical production data were obtained from Daybreak as well as public sources, such as Lasser Production Data Services, DrillingInfo.com, and HPDI Production Data Applications. Production data was updated though February 2013. We retain in our files digital databases for all properties and certain other hard copy information that we believe pertinent.

We have not inspected the properties evaluated in this report, nor have we conducted independent well tests.

**Independent Evaluation**

Neither Lonquist & Co. LLC nor any of its employees have any interest or ownership in the subject properties, and neither our employment nor compensation is contingent on our findings herein.


STATE OF TEXAS
DON E. CHARBULA
73435
REGISTERED
PROFESSIONAL ENGINEER

Sincerely,

**Lonquist & Co., LLC**
Texas Registered Firm No. F-8952

**Don E. Charbula, P.E.**
Vice President
Texas License No. 73435

Date Signed: April 11, 2013
Austin, Texas

**G. Tyson McClead**
Petroleum Engineer